                                                                      EXHIBIT 23

                      [BARRY L. FRIEDMAN, P.C. LETTERHEAD]

To Whom It May Concern:                                         October 23, 2000

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of October 23, 2000, on the Financial Statements of DEL CERRO ENTERPRISES, INC., as of September 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Barry L. Friedman
---------------------------
Barry L. Friedman
Certified Public Accountant

1582 Tulita Drive
Las Vegas, Nevada  89123
702-361-8414